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                                                                    Exhibit 99.1

Forward-Looking Statements

From time to time, the Company may make or publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, and similar matters. Such statements are necessarily estimates reflecting the Company's best judgment based on current information. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Such statements are usually identified by the use of words or phases such as "believes," "anticipates," "expects," "estimates," "planned," "outlook," and "goal." Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements.

While it is impossible to identify all such factors, the risks and uncertainties that may affect the operations, performance and results of the Company's business include the following:

(1) economic and competitive conditions in the markets in which the Company operates;

(2) strikes or other work stoppages affecting the Company or its major customers or suppliers;

(3) the Company's ability to continue to control and reduce its costs of production;

(4) the level of consumer demand for the Company's line of home food preservation products, which varies based on the impact of the weather on growing conditions;

(5) the effect of changes in the distribution channels for home food preservation products;

(6) continuation of the U.S. penny as a currency denomination;

(7) the risks associated with the reliance on one or a few significant customers in several of the Company's businesses;

(8) the impact of significant price increases or decreased availability in certain materials used in the manufacture and distribution of the Company's products, particularly plastic resin, plastic sheet, glass containers, tin plate, and zinc ingot;

(9) the effect of customers bringing in-house the molding or thermoforming of parts currently supplied by the Company;

(10) the nature and extent of any current or future state and federal environmental regulations on the Company's operations;

(11) costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters, including, but not limited to, those described in Management's Discussion and Analysis of Financial Condition and Results of Operations;

(12) the change in the relative strength of the U.S. dollar and its impact on the Company's ability to do business in export markets;

(13) changes in financial markets affecting the Company's financial structure and the Company's cost of capital and borrowed money;

(14) any other factors which may be identified from time to time in the Company's periodic SEC filings and other public announcements.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statement. The Company does not intend to update forward-looking statements.